UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

[Missing Graphic Reference]

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of the earliest event reported):  April 28, 2009

Aspyra, Inc.
(Exact Name of Registrant as Specified in Its Charter)

California	001-13268	95-3353465
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

26115-A Mureau Road
Calabasas, CA 91302
(Address of Principal Executive Offices) (Zip Code)

(818) 880-6700
(Registrant’s Telephone Number, Including Area Code)

Copies to:
Darrin Ocasio, Esq.
Sichenzia Ross Friedman Ference LLP
61 Broadway
New York, New York 10006
(212) 930-9700
(212) 930-9725 (Fax)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02	Termination of a Material Definitive Agreement

See Item 5.02.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 28, 2009, Mr. John Mutch informed the management and Board of Directors (the “Board”) of Aspyra, Inc. (the “Company”) that he was resigning as chairman and director of the Company, effective immediately. Mr. Mutch did not resign as a result of any disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

On April 28, 2009, in conection with Mr. Mutch’s resignation as chairman and director of the Company, the Company’s consulting agreement with MV Advisors, LLC (“MV Advisors”), a consulting firm of which Mr. Mutch is the sole member and Managing Partner, entered into on June 26, 2008, was terminated. Under the agreement, MV Advisors provided strategic consulting services to the Company and received an annual fee of $75,000, payable in non-refundable quarterly advances, offset by the amount of any retainer or meeting fees paid to Mr. Mutch for his board service.  In addition, MV Advisors was paid a success fee based upon the value of certain customer contracts secured by the Company as a result of the efforts of MV Advisors. MV Advisors was also granted rights to purchase certain offerings of future Company equity securities.  In his capacity as a consultant to the Company through MV Advisors, Mr. Mutch was also awarded a non-qualified stock option under the Company’s 2005 Stock Incentive Plan exercisable for 240,000 shares of the Company’s Common Stock, vesting in equal monthly installments over three years, subject to full acceleration upon a “Change in Control,” as defined in the consulting agreement.

On April 30, 2009, the Board of Directors of Aspyra, Inc. appointed James Zierick as chairman.  Mr. Zierick has been a director of the Company since September 2007 and was interim Chief Executive Officer of the Company from February 2008 to November 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

May 4, 2009	Aspyra, Inc.

/s/ Anahita Villafane
Anahita Villafane
Chief Financial Officer